EXHIBIT 99.1

Curtiss-Wright Reports Third Quarter 2014 Financial Results and Updates Full-Year Guidance

CHARLOTTE, N.C., Oct. 29, 2014 (GLOBE NEWSWIRE) -- Curtiss-Wright Corporation (NYSE:CW) reported financial results for the third quarter ended September 30, 2014.

Divestitures

During the third quarter of 2014, the Company reclassified several non-core businesses across its segments as assets held for sale, including:

  Energy segment - the downstream refining (large projects) and upstream processing businesses serving the oil and gas market;
  Defense segment - an engineered packaging business serving defense markets and an aviation ground support equipment business serving the commercial aerospace market; and
  Commercial/Industrial segment - two surface treatment facilities.

The above resulted in:

  80 basis point improvement in operating margin
  120 basis point improvement in Return on Invested Capital (ROIC)

All figures presented below, unless stated otherwise, reflect results from continuing operations and exclude the impact of second quarter divestitures and the businesses mentioned above.

Third Quarter 2014 Operating Highlights from Continuing Operations

  Net sales increased 9% to $559 million, from $512 million in 2013;
  Operating income increased 13% to $74 million, from $66 million in 2013;
  Operating margin increased 50 basis points to 13.3%, from 12.8% in 2013;
  Net earnings from continuing operations increased 17% to $44 million, or $0.90 per diluted share, from $38 million, or $0.79 per diluted share, in 2013;
  New orders totaled $590 million, up 17% from 2013, primarily due to higher demand within the aerospace and ground defense markets;
  Backlog grew to approximately $1.74 billion, up 9% from December 31, 2013; and
  Company updates full-year guidance for sales, operating income and diluted EPS, expanding operating margin range to 12.2% - 12.4%.

"We were very pleased with our third quarter results, as we generated solid increases in both organic sales and operating income that well exceeded our expectations," said David C. Adams, President and CEO of Curtiss-Wright Corporation. "Higher sales volume and the benefit of our ongoing margin improvement initiatives, particularly our recently announced divestitures, contributed to increased profitability as we remain keenly focused on executing our long-term strategy.

"As a result, we raised our operating margin guidance range by 110 basis points and now expect to achieve between 12.2% and 12.4% for full-year 2014, reflecting a one-year increase of 300 basis points over 2013 reported results. This continued progress also resulted in an additional 120 basis point improvement in our Return on Invested Capital in the quarter, yielding a one-year increase of 250 basis points from our 2013 results. Overall, these divestiture actions will position Curtiss-Wright as a less complex, leaner, more focused and more profitable enterprise.

"Finally, as we continue to demonstrate, we remain dedicated to enhancing shareholder value through our focus on expanding operating margins, generating strong free cash flow and maintaining a balanced capital allocation strategy. As a sign of confidence in our strategy, the Board of Directors recently authorized a new $300 million share repurchase program to begin in 2015, part of our ongoing commitment to provide significant distributions to our shareholders."

Third Quarter 2014 Operating Results from Continuing Operations

(In thousands)	3Q-2014	3Q-2013	% Change
Sales	$ 559,494	$ 512,409	9%
Operating income	74,140	65,630	13%
Operating margin	13.3%	12.8%	50 bps

Sales

Sales of $559 million in the third quarter increased $47 million, or 9%, compared to the prior year period, driven by a solid combination of organic growth and acquisitions.

From a market perspective, third quarter sales to the commercial markets were up 8% compared to the prior year period, while sales to the defense markets increased 11%. Refer to the table on page 10 for a full breakdown of sales by end market.

Operating Income

Operating income in the third quarter was $74 million, an increase of 13% compared to the prior year period, primarily driven by solid organic growth (excluding effects of foreign currency translation, acquisitions and divestitures), most notably in the Commercial/Industrial segment. Acquisitions contributed $3 million to operating income in the current quarter.

Operating margin was 13.3%, an increase of 50 basis points over the prior year period. Our results reflect ongoing margin improvement initiatives across each of our segments, which included lower corporate overhead costs resulting from our organizational realignment.

Non-segment operating expense

Non-segment costs were higher by approximately $4 million as compared with the prior year period, primarily due to higher foreign currency exchange losses in the current quarter.

Net Earnings

Third quarter net earnings increased 17% from the comparable prior year period. Interest expense of approximately $9 million decreased by nearly $1 million compared to the prior year period, due to lower average debt levels and lower average interest rates. Our effective tax rate for the current quarter was 31.8%, essentially flat compared to the prior year period.

Free Cash Flow

(In thousands)	3Q-2014	3Q-2013
Net cash generated from operating activities	$ 68,756	$ 73,585
Capital expenditures	(18,484)	(25,750)
Free cash flow	$ 50,272	$ 47,835

Free cash flow was $50 million for the third quarter of 2014, compared to $48 million in the prior year period, or an increase of approximately $2 million. Net cash generated from operating activities decreased by $5 million from the prior year period as higher net cash earnings of $17 million were offset by the timing of cash collections. Capital expenditures decreased $7 million to $18 million, as the prior year period included investments in several facility expansions that did not recur. Free cash flow is defined as cash flow from operations less capital expenditures.

Other Items – Discontinued Operations

As a result of the divestiture actions mentioned on page 1, all of the aforementioned businesses are reflected as discontinued operations, and accordingly have been removed from our prior actual results and future financial guidance. The divestitures resulted in a $0.03 loss to diluted earnings per share, and an after-tax loss on assets held for sale of approximately $13 million, or $0.25 per diluted share in the third quarter, primarily related to its downstream oil and gas and aviation ground support divestitures.

In addition, the Company recorded an after-tax net book loss on the sale of its Vessels business of approximately $5 million, or $0.11 per diluted share in the third quarter.

Other Items – Share Repurchase

The Company repurchased approximately 308,000 shares of its common stock during the third quarter at an average price of $67.03 for approximately $21 million. Year-to-date, the Company has repurchased 674,800 shares for approximately $45 million.

Full-Year 2014 Guidance

The Company is updating its previously issued full-year 2014 financial guidance primarily as a result of our third quarter discontinued operations:

Total Sales	$2.25 - $2.30 billion
Operating income	$276 - $286 million
Operating margin	12.2% - 12.4%
Interest Expense	$36 - 37 million
Effective Tax Rate	30.5% - 31.5%
Diluted earnings per share	$3.40 - $3.50
Diluted Shares Outstanding	49.0 million
Free cash flow	$180 - $200 million

Full-Year 2014 Diluted EPS Guidance Reconciliation

The Company is updating its range for full-year 2014 diluted EPS guidance as follows:

	Full-Year 2014 Guidance
EPS (As of July 30, 2014 guidance)	$ 3.50	-	$ 3.60
Plus: Operational improvement initiatives	0.07	-	0.07
Plus: Adjusted end market sales and Other P&L adjustments	0.05	-	0.05
Less: Discontinued operations (net full-year impact)	(0.22)	-	(0.22)
Subtotal	(0.10)	-	(0.10)
EPS from Continuing Operations (Oct. 29, 2014)	$ 3.40	-	$ 3.50

Notes: A more detailed breakdown of our 2014 guidance by segment and by market can be found in the attached accompanying schedules.

Third Quarter 2014 Segment Performance

Commercial/Industrial

(In thousands)	3Q-2014	3Q-2013	% Change
Sales	$ 273,107	$ 240,184	14%
Operating income	40,096	31,145	29%
Operating margin	14.7%	13.0%	170 bps

Sales for the third quarter were approximately $273 million, an increase of $33 million, or 14%, over the comparable prior year period, aided by the contribution from acquisitions and solid 6% organic growth. Acquisitions contributed approximately $17 million to sales in the current quarter, primarily due to the acquisition of Arens Controls serving the general industrial market, while favorable foreign currency translation added approximately $2 million to current quarter sales. Within the commercial aerospace market, we experienced a solid 9% increase in sales, as our business continues to benefit from the ramp up in OEM production rates, particularly on the Boeing 787 program, as well as solid demand for our sensors and controls products. Growth was also driven by higher sales of shot peening and engineered coatings services to the aerospace and general industrial markets.

Operating income in the third quarter was $40 million, an increase of $9 million, or 29%, from the comparable prior year period, while operating margin increased 170 basis points to 14.7%. We experienced strong organic growth of 23% in operating income, while acquisitions contributed $2 million, or 6%, to operating income in the current quarter. This improvement in operating income and operating margin was driven by higher sales volumes related to industrial vehicle products, surface treatment services and industrial valve products, as well as improved profitability resulting from our ongoing margin improvement initiatives.

Defense

(In thousands)	3Q-2014	3Q-2013	% Change
Sales	$ 182,790	$ 175,728	4%
Operating income	26,974	25,521	6%
Operating margin	14.8%	14.5%	30 bps

Sales for the third quarter were $183 million, an increase of $7 million, or 4%, over the comparable prior year period, as strong growth in the defense markets of 11% was offset by lower sales to the power generation market. Within the defense markets, we experienced strong aerospace sales, primarily due to higher demand on helicopter programs, as well as solid naval sales driven by increased production of pumps and generators on the Virginia-class submarine program. In addition, the Parvus acquisition contributed approximately $6 million to sales in the current quarter, primarily to the aerospace and ground defense markets. Meanwhile, within the power generation market, our results reflect lower revenues on the domestic and China AP1000 programs compared to the prior year period.

Operating income in the third quarter was $27 million, an increase of approximately $1 million, or 6%, compared to the prior year period, while operating margin increased 30 basis points to 14.8%. Acquisitions contributed $1 million of operating income to the current year quarter.  Higher operating margin was primarily driven by higher sales volumes in our embedded computing business serving the defense market, as well as the benefits of our ongoing margin improvement initiatives. Those increases were partially offset by an increase in costs on the AP1000 program in the current period.

Energy

(In thousands)	3Q-2014	3Q-2013	% Change
Sales	$ 103,597	$ 96,497	7%
Operating income	17,491	15,102	16%
Operating margin	16.9%	15.7%	120 bps

Sales for the third quarter were approximately $104 million, an increase of approximately $7 million, or 7%, compared to the prior year period. Higher sales to the oil and gas market were driven by strong global aftermarket demand for severe-service industrial and pressure relief valves. Within the power generation market, we experienced lower domestic aftermarket sales supporting existing nuclear reactors, as lower demand and increased regulatory requirements have led to deferred spending on maintenance and upgrades.

Operating income in the third quarter was $17 million, a 16% increase from the comparable prior year period, while operating margin increased 120 basis points to 16.9%. This improvement in operating income and operating margin was primarily driven by higher sales volumes in the oil and gas market as well as the benefit of our ongoing margin improvement initiatives.  This growth was partially offset by lower profitability in the power generation market due to the aforementioned slower sales.

Conference Call Information

The Company will host a conference call to discuss the third quarter 2014 results and guidance at 9:00 a.m. EDT on Thursday, October 30, 2014. A live webcast of the call and the accompanying financial presentation will be made available on the internet by visiting the Investor Relations section of the Company's website at www.curtisswright.com.

(Tables to Follow)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
($'s in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	September 30,		Change		September 30,		Change
	2014	2013	$	%	2014	2013	$	%
Product sales	$ 457,026	$ 417,259	$ 39,767	10%	$ 1,351,126	$ 1,232,336	$ 118,790	10%
Service sales	102,468	95,150	7,318	8%	322,828	301,080	21,748	7%
Total net sales	559,494	512,409	47,085	9%	1,673,954	1,533,416	140,538	9%

Cost of product sales	301,592	270,902	30,690	11%	890,051	809,949	80,102	10%
Cost of service sales	64,474	62,829	1,645	3%	207,430	196,492	10,938	6%
Total cost of sales	366,066	333,731	32,335	10%	1,097,481	1,006,441	91,040	9%

Gross profit	193,428	178,678	14,750	8%	576,473	526,975	49,498	9%

Research and development expenses	16,909	14,693	2,216	15%	51,150	45,395	5,755	13%
Selling expenses	30,659	31,816	(1,157)	(4%)	95,504	95,279	225	0%
General and administrative expenses	71,720	66,539	5,181	8%	222,757	221,311	1,446	1%

Operating income	74,140	65,630	8,510	13%	207,062	164,990	42,072	25%

Interest expense	(9,013)	(9,701)	688	7%	(27,054)	(27,701)	647	2%
Other income, net	(158)	288	(446)	NM	(64)	852	(916)	NM

Earnings before income taxes	64,969	56,217	8,752	16%	179,944	138,141	41,803	30%
Provision for income taxes	20,659	18,282	2,377	13%	56,359	43,801	12,558	29%
Earnings from continuing operations	$ 44,310	$ 37,935	$ 6,375	17%	$ 123,585	$ 94,340	$ 29,245	31%

Loss from discontinued operations, net of tax	(19,277)	(1,574)	(17,703)	NM	(26,997)	(3,666)	(23,331)	NM

Net earnings	$ 25,033	$ 36,361	$ (11,328)	(31%)	$ 96,588	$ 90,674	$ 5,914	7%

Basic earnings per share
Earnings from continuing operations	$ 0.92	$ 0.81			$ 2.57	$ 2.02
Earnings from discontinued operations	(0.40)	(0.04)			(0.56)	(0.08)
Total	$ 0.52	$ 0.77			$ 2.01	$ 1.94

Diluted earnings per share
Earnings from continuing operations	$ 0.90	$ 0.79			$ 2.52	$ 1.98
Earnings from discontinued operations	(0.39)	(0.03)			(0.55)	(0.08)
Total	$ 0.51	$ 0.76			$ 1.97	$ 1.90

Dividends per share	$ 0.13	$ 0.10			$ 0.39	$ 0.29

Weighted average shares outstanding:
Basic	48,067	47,081			48,054	46,839
Diluted	49,101	48,063			49,136	47,685

NM- not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except par value)

	September 30,	December 31,	Change
	2014	2013	%
Assets
Current assets:
Cash and cash equivalents	$ 222,471	$ 175,294	27%
Receivables, net	539,638	603,592	(11%)
Inventories, net	403,924	452,087	(11%)
Deferred tax assets, net	46,707	47,650	(2%)
Assets held for sale	316,211	--	NM
Other current assets	81,731	58,660	39%
Total current assets	1,610,682	1,337,283	20%
Property, plant, and equipment, net	464,683	515,718	(10%)
Goodwill	991,487	1,110,429	(11%)
Other intangible assets, net	364,144	471,379	(23%)
Other assets	22,827	23,465	(3%)
Total assets	$ 3,453,823	$ 3,458,274	(0%)

Liabilities
Current liabilities:
Current portion of long-term and short term debt	$ 606	$ 1,334	(55%)
Accounts payable	148,617	186,941	(21%)
Accrued expenses	134,048	142,935	(6%)
Income taxes payable	2,783	789	253%
Deferred revenue	173,065	164,343	5%
Liabilities held for sale	77,303	--	NM
Other current liabilities	39,658	38,251	4%
Total current liabilities	576,080	534,593	8%
Long-term debt	936,006	958,604	(2%)
Deferred tax liabilities, net	111,325	123,644	(10%)
Accrued pension and other postretirement benefit costs	105,826	138,904	(24%)
Long-term portion of environmental reserves	15,204	15,498	(2%)
Other liabilities	111,790	134,326	(17%)
Total liabilities	1,856,231	1,905,569	(3%)

Stockholders' equity
Common stock, $1 par value	49,190	49,190	0%
Additional paid in capital	160,037	150,618	6%
Retained earnings	1,458,782	1,380,981	6%
Accumulated other comprehensive income (loss)	(12,008)	25,259	NM
Less: cost of treasury stock	(58,409)	(53,343)	9%
Total stockholders' equity	1,597,592	1,552,705	3%

Total liabilities and stockholders' equity	$ 3,453,823	$ 3,458,274	(0%)

NM-not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
($'s In thousands)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			Change			Change
	2014	2013	%	2014	2013	%
Sales:
Commercial/Industrial	$ 273,107	$ 240,184	14%	$ 812,724	$ 699,610	16%
Defense	182,790	175,728	4%	537,908	534,622	1%
Energy	103,597	96,497	7%	323,322	299,184	8%

Total sales	$ 559,494	$ 512,409	9%	$ 1,673,954	$ 1,533,416	9%

Operating income (expense):
Commercial/Industrial	$ 40,096	$ 31,145	29%	$ 106,615	$ 75,524	41%
Defense	26,974	25,521	6%	73,553	71,808	2%
Energy	17,491	15,102	16%	51,294	45,628	12%

Total segments	$ 84,561	$ 71,768	18%	$ 231,462	$ 192,960	20%
Corporate and other	(10,421)	(6,138)	(70%)	(24,400)	(27,970)	13%

Total operating income	$ 74,140	$ 65,630	13%	$ 207,062	$ 164,990	25%

Operating margins:
Commercial/Industrial	14.7%	13.0%		13.1%	10.8%
Defense	14.8%	14.5%		13.7%	13.4%
Energy	16.9%	15.7%		15.9%	15.3%
Total Curtiss-Wright	13.3%	12.8%		12.4%	10.8%

Segment margins	15.1%	14.0%		13.8%	12.6%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SALES BY END MARKET (UNAUDITED)
($'s In thousands)

	Three Months Ended			Nine Months Ended
	September 30			September 30,
			Change			Change
	2014	2013	%	2014	2013	%
Defense markets:
Aerospace	$ 70,670	$ 60,741	16%	$ 208,123	$ 188,720	10%
Ground	23,790	20,276	17%	55,336	58,899	(6%)
Naval	93,581	89,812	4%	281,283	262,753	7%
Other	3,845	2,393	61%	6,121	12,279	(50%)
Total Defense	$ 191,886	$ 173,222	11%	$ 550,863	$ 522,651	5%

Commercial markets:
Commercial Aerospace	$ 106,208	$ 95,811	11%	$ 316,032	$ 282,068	12%
Oil and Gas	56,279	50,782	11%	179,941	140,673	28%
Power Generation	99,022	108,966	(9%)	316,553	342,410	(8%)
General Industrial	106,099	83,628	27%	310,565	245,614	26%
Total Commercial	$ 367,608	$ 339,187	8%	$ 1,123,091	$ 1,010,765	11%

Total Curtiss-Wright	$ 559,494	$ 512,409	9%	$ 1,673,954	$ 1,533,416	9%

Use of Non-GAAP Financial Information

The Corporation supplements our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. We believe that these non-GAAP measures provide investors with additional insight into the company's ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:

Organic Revenue and Organic Operating income

The Corporation discloses organic revenue and organic operating income because the Corporation believes it provides investors with insight as to the Company's ongoing business performance.  Organic revenue and organic operating income are defined as revenue and operating income excluding the impact of foreign currency fluctuations and contributions from acquisitions made during the last twelve months.

	Three Months Ended
	2014 vs 2013
	Commercial		Defense		Energy		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	6%	23%	(0%)	(1%)	4%	16%	4%	7%
Acquisitions	7%	6%	4%	5%	3%	(1%)	5%	5%
Foreign Currency	1%	(0%)	0%	2%	(0%)	1%	0%	1%
Total	14%	29%	4%	6%	7%	16%	9%	13%

	Nine Months Ended
	2014 vs 2013
	Commercial		Defense		Energy		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	6%	36%	(3%)	(4%)	7%	12%	3%	20%
Acquisitions	9%	6%	3%	4%	1%	(1%)	5%	4%
Foreign Currency	1%	(1%)	1%	2%	0%	1%	1%	1%
Total	16%	41%	1%	2%	8%	12%	9%	25%

Free Cash Flow

The Corporation discloses free cash flow because the Corporation believes it measures cash flow available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($'s In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net cash provided by operating activities	$ 68,756	$ 73,585	$ 153,173	$ 134,386
Capital expenditures	(18,484)	(25,750)	(54,480)	(57,876)
Free cash flow	$ 50,272	$ 47,835	$ 98,693	$ 76,510

Cash conversion	201%	132%	102%	84%

CURTISS-WRIGHT CORPORATION
2014 Earnings Guidance (from Continuing Operations)
As of October 29, 2014
($'s in millions, except per share data)

	2013	2014 Guidance
	Recasted*	Low	High
Sales:
Commercial/Industrial	$ 955	$ 1,070	$ 1,090
Defense	768	755	775
Energy	400	425	435
Total sales	$ 2,123	$ 2,250	$ 2,300

Operating income:
Commercial/Industrial	$ 106	$ 140	144
Defense	117	105	109
Energy	55	65	67
Total segments	278	309	319
Corporate and other	(42)	(33)	(34)
Total operating income	$ 236	$ 276	$ 286

Interest expense	$ (37)	$ (36)	$ (37)
Earnings before income taxes	200	240	249
Provision for income taxes	61	(73)	(78)
Net earnings	$ 139	$ 167	$ 171

Reported diluted earnings per share	$ 2.91	$ 3.40	$ 3.50
Diluted shares outstanding	47.9	49.0	49.0
Effective tax rate	30.4%	30.5%	31.5%

Operating margins:
Commercial/Industrial	11.1%	13.1%	13.2%
Defense	15.3%	13.9%	14.0%
Energy	13.8%	15.3%	15.4%

Note: Full year amounts may not add due to rounding
* Information has been revised from that previously presented to reflect segment change announced in first quarter 2014 and the discontinued operations announced in the second and third quarters.

CURTISS-WRIGHT CORPORATION
2014 Sales Guidance by End Market (from Continuing Operations)
As of October 29, 2014

	2014 Guidance % Change
	Low	High

Defense Markets
Aerospace	11%	13%
Ground	(6%)	(8%)
Navy	3%	5%
Total Defense (Including Other Defense)	3%	5%

Commercial Markets
Commercial Aerospace	6%	8%
Oil and Gas	26%	28%
Power Generation	(3%)	(5%)
General Industrial	18%	20%
Total Commercial	8%	10%

Total Curtiss-Wright Sales	6%	8%

Note: Full year amounts may not add due to rounding

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE:CW) is a global innovative company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and energy markets. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing reliable solutions through trusted customer relationships. The company employs approximately 10,000 people worldwide. For more information, visit www.curtisswright.com.

Certain statements made in this release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, the successful integration of our acquisitions, the successful sale of our businesses held for sale, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT: Jim Ryan
         (973) 541-3766
         Jim.Ryan@curtisswright.com